Exhibit 21.1

LIST OF SUBSIDIARIES

As of the date of this Registration Statement, Horizontal Marketing Corp. has the following subsidiaries:

1.

Quiet Star Publishing, Inc., a Utah corporation

On December 15, 2009, Horizontal Marketing Corp. entered into an Acquisition Agreement and Plan of Reorganization whereby it would acquire 100% of the outstanding common stock of Quiet Star Publishing, Inc., a Utah corporation, thereby making it a wholly owned subsidiary of Horizontal Marketing Corp.  The acquisition was completed on December 21, 2009.